UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHOICEPOINT INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2309650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Alderman Drive

Alpharetta, Georgia 30005

(770) 752-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DBT ONLINE, INC. AMENDED AND RESTATED STOCK OPTION PLAN

(full title of plan)

Kenneth R. Thompson, II

General Counsel, Vice President and Secretary

ChoicePoint Inc.

1000 Alderman Drive

Alpharetta, Georgia 30005

(770) 752-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On May 19, 2000, ChoicePoint Inc. (the “Company”) filed a registration statement on Form S-8 (Reg. No. 333-37498) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering the offer and sale of 1,775,243 shares of common stock, par value $0.10 per share, and Share Purchase Rights (such rights, together with such shares of the Company’s common stock, the “Shares”). This Post-Effective Amendment No. 1 is an amendment to the Registration Statement. On September 19, 2008 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of February 20, 2008, by and among the Company, Reed Elsevier Group plc and Deuce Acquisition Inc. (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation. All offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia on the 22nd day of September 2008.

CHOICEPOINT INC.

By:	/s/ Kenneth R. Thompson, II
Name:	Kenneth R. Thompson, II
Title:	General Counsel, Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of September 2008.

Signature	Capacity
/s/ James M. Peck	President, Chief Executive Officer and Director
James M. Peck	(Chief Executive Officer)

/s/ Rick Trainor	Chief Operating Officer
Rick Trainor

/s/ Kim Riley	Principal Accounting Officer
Kim Riley

/s/ David Trine	Principal Financial Officer
David Trine

/s/ Kenneth E. Fogarty	Director
Kenneth E. Fogarty

/s/ Henry Z. Horbaczewski	Director
Henry Z. Horbaczewski

/s/ Kenneth R. Thompson, II	Director
Kenneth R. Thompson, II